UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

Analog Devices, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA		02062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 329-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2012, Analog Devices, Inc. (the “Company”) entered into a $500 million senior unsecured revolving credit facility that expires on December 19, 2017 with Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (the “Credit Agreement”). At the closing, the Company did not borrow any funds under the Credit Agreement.

The Credit Agreement provides that the Company may borrow up to $500 million under revolving loans with a $75 million sublimit for the issuance of standby letters of credit and a $25 million sublimit for swing line loans. The Company may from time to increase the aggregate amount of the facility by an aggregate amount up to $250 million with additional commitments from existing or new lenders acceptable to the Company and the Administrative Agent, subject to certain conditions. The Company has agreed to pay customary facility fees to the lenders at a rate per annum that varies based on the Company’s debt rating, as well as customary fronting fees to the letter of credit bank.

Revolving loans under the Credit Agreement (other than swing line loans) bear interest, at the Company’s option, at either a rate equal to (a) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin based on the Company’s debt rating or (ii) the Base Rate (defined as the highest of (i) the Bank of America prime rate, (ii) the Federal Funds Rate (as defined in the Credit Agreement) plus .50% and (iii) one month Eurodollar Rate plus 1.00%) plus a margin based on the Company’s debt rating. Swing line loans will bear interest at the Base Rate plus the applicable margin for Base Rate loans. Under the Credit Agreement, for each loan bearing interest at a rate determined by reference to the Eurodollar Rate, the Company may select an interest period of one, two, three or six months, or such other period that is twelve months or less as requested by the Company and consented to by all the lenders.

Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than December 19, 2017. The Company may prepay loans under the Credit Agreement in whole or in part at any time, without premium or penalty, subject to reimbursement of certain costs in the case of borrowings that bear interest at the Eurodollar Rate.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, among others, limitations on liens, indebtedness of subsidiaries, mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates. The Credit Agreement contains a consolidated leverage ratio covenant of total consolidated funded debt to consolidated EBITDA (earnings before interest, taxes, depreciation, and amortization) of not greater than 3.0 to 1.0.

The Credit Agreement also contains customary events of default, including, among others, nonpayment of principal, interest, fees or other amounts, failure to perform covenants, cross-defaults to certain other indebtedness, insolvency or bankruptcy, customary ERISA defaults or the occurrence of a change of control.

In the ordinary course of their respective businesses, certain of the lenders and the other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 19, 2012, among Analog Devices, Inc., as Borrower, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (the “Credit Agreement”)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2012	ANALOG DEVICES, INC.

	By:	/s/ David A. Zinsner
David A. Zinsner
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 19, 2012, among Analog Devices, Inc., as Borrower, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (the “Credit Agreement”)